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EXHIBIT 4.9

THIS CAPITAL NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY
THE FEDERAL DEPOSIT INSURANCE CORPORATION. THE PRINCIPAL
AMOUNT OF THIS CAPITAL NOTE IS SUBORDINATED IN RIGHT OF
PAYMENT OF PRINCIPAL TO ALL SENIOR INDEBTEDNESS OF THE COMPANY
AS DESCRIBED ON THE REVERSE HEREOF.

SPECTRUM BANCORPORATION, INC.
Capital Note, Series 2001

No. - 1 -	$35,000,000
Issue Date: , 2001

    KNOW ALL MEN BY THESE PRESENTS that Spectrum Bancorporation, Inc., an Iowa corporation (the "Company"), for value received, does hereby covenant and promise to pay to Capital Investors, LLC, a Nebraska limited liability company, the registered holder of this Capital Note, or registered assigns, the principal sum of THIRTY-FIVE MILLION DOLLARS ($35,000,000.00) on             , 2011 and to pay the registered holder hereof interest accrued on the unpaid principal balance of this Capital Note from the date hereof at a rate per annum equal to the Prime Rate as in effect on the date hereof plus 100 basis points, and thereafter to be reset quarterly on January 1, April 1, July 1 and October 1 of each year, beginning April 1, 2001, to the Prime Rate then in effect plus 100 basis points, payable as follows:

  Interest at the rate set forth herein on the outstanding principal balance of this Capital Note shall be payable quarterly. Interest shall accrue from the date of issue, the initial interest payment shall be made on April 30, 2001, and subsequent interest payments shall be made on each January 30, April 30, July 30 and October 30 thereafter until this Capital Note is fully paid (the "Interest Payment Dates"). Interest shall be calculated on the basis of a 360-day year.

    This Capital Note is one of a series of capital notes of like date and tenor numbered consecutively (the "Series 2001 Notes") issued by the Company as fully registered notes, without coupons, in denominations of $50,000 and integral multiples thereof, in an aggregate principal amount not to exceed $40,000,000. Series 2001 Notes may be exchanged for a like aggregate principal amount of Series 2001 Notes of other authorized denominations, without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto.

    Reference is hereby made to the further provisions of this Capital Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

    IN WITNESS WHEREOF, the Company has caused this Capital Note to be executed as of the    day of            , 2001.

SPECTRUM BANCORPORATION, INC.
Attest:	By:

Its: Chairman and CEO
Secretary

    For the purposes hereof, the "Prime Rate" means the prime rate as reported in the Wall Street Journal as in effect on each date of determination or on the next following business day if such rate is not so reported for such date.

    The Company will make payments of principal and interest on this Capital Note to the person who is the registered holder of this Capital Note at the close of business on the last day of the first full calendar month immediately preceding the then-current Interest Payment Date, or if such day is not a business day, the business day next preceding such Interest Payment Date. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company shall make such payments of principal and interest by check payable in such money mailed to the registered holder's address as it appears on the records of the Company.

    Notwithstanding any provision of this Capital Note to the contrary, payment of the principal of this Capital Note is subordinated and junior in right of payment to the Company's obligation to pay principal and interest on all of its senior indebtedness, including but not limited to its indebtedness to LaSalle Bank, N.A.

    This Capital Note may be redeemed prior to maturity by the Company, in its sole discretion, in whole or in part, upon prior written notice to the registered holder at any time more than three years after the date of issue at a redemption price equal to the unpaid principal amount plus accrued interest as of the date of redemption without premium or penalty. Such notice of redemption shall be mailed by first class mail at least thirty (30) days and not more than ninety (90) days prior to the date fixed for redemption to the registered holders of the Series 2001 Notes to be redeemed at their registered addresses as they shall appear upon the registry books of the Company.

    This Capital Note is not convertible into common stock or any other security of the Company. The registered holder of this Capital Note shall be treated as its owner for all purposes. The registered holder shall not have any of the rights of a shareholder of the Company, including the right to vote or the right to receive dividends.

    Any existing default may be waived with the consent of the holders of a majority in principal amount of the Series 2001 Notes then outstanding. Any such waiver by the registered holders of the Series 2001 Notes shall be conclusive and binding upon such holder and upon all future holders of this Capital Note and any note issued in exchange or substitution herefor, irrespective of whether or not any notation of such waiver is made upon this Capital Note or such other note.

    This Capital Note and the other Series 2001 Notes are unsecured.

  This Capital Note is being held for investment purposes. The sale, pledge, assignment or other transfer of this Capital Note cannot be effected unless, immediately prior to the time set for transfer, counsel for the Company determines that such transfer can be effected without violation of the Securities Act of 1933.

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EXHIBIT 4.9